Exhibit 99.1

Contact:

Timothy J. Creech Senior Vice President, Finance & Administrative Services and Acting Chief Financial Officer 919-862-1000	G. Michael Freeman Associate Vice President, Investor Relations and Corporate Communications 919-862-1000	Steve Cohen Teneo Strategy 347-489-6602

Carolyn Logan to Retire as Chief Executive Officer of Salix Pharmaceuticals

RALEIGH, NC, January 5, 2015 – Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) (“Salix” or the “Company”) today announced that Carolyn Logan has informed the Board of her decision to retire as President and Chief Executive Officer, and as a director, of the Company, effective January 30, 2015. Ms. Logan will remain a consultant to the Company.

“What Carolyn has accomplished in the 12-1/2 years she has led our Company is remarkable,” said Tom D’Alonzo, Chairman of Salix’s Board of Directors. “The Board extends Carolyn its deepest gratitude for taking Salix from an early-stage commercial company with a market capitalization of approximately $200 million, one product and less than $25 million in annual revenues, to a leading gastroenterology-focused specialty pharmaceutical company with a multi-billion dollar market capitalization, more than 20 products and over $1.0 billion in annual revenues. We will miss Carolyn’s leadership and enthusiasm, and wish her the best of luck as she enters this next exciting chapter.”

Ms. Logan said, “It has been an honor and a privilege to have worked with so many talented people at Salix for more than a decade. I am extremely proud of what this extraordinary group has accomplished for our shareholders, physicians and patients.”

Effective January 30, 2015, Mr. D’Alonzo, who has significant experience as a chief executive in the pharmaceutical industry, will be appointed Acting Chief Executive Officer, and William Bertrand, Jr., the Company’s Senior Vice President and General Counsel, will be appointed Acting Chief Operating Officer, pending the Company’s hiring of a permanent Chief Executive Officer.

Salix intends to retain a nationally recognized executive search firm to assist the Company in identifying a highly qualified, experienced pharmaceutical executive to lead the Company on a going-forward basis.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license or acquire late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through Salix’s 500-member specialty sales force.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit Salix’s Website at www.salix.com or contact Salix at 919-862-1000. Follow Salix on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on Salix’s Twitter feed, Facebook page and web site is not incorporated in Salix’s filings with the SEC.